FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc.	Dorland Global Public Relations

C. Eric Winzer Kate Gormley (Media)

Executive Vice President & Chief Financial Officer	Tel: (215) 928-2720 kgormley@dorland.com

Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	The Trout Group Chad Rubin (Investors)

Tel: (646) 378-2947

Avalon Pharmaceuticals Reports Fourth Quarter and Full Year 2007 Results

Germantown, MD, March 19, 2008 — Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX), a clinical-stage biopharmaceutical company focused on the discovery and development of novel cancer therapeutics, today announced financial and operational results for the fourth quarter and full year of 2007. For the three months ended December 31, 2007, net loss was $5.1 million, compared with $4.4 million in the fourth quarter of 2006. For the year ended December 31, 2007, net loss was $21.7 million, compared with a loss of $17.1 million for 2006. As of December 31, 2007, cash, cash equivalents and marketable securities totaled $28.5 million.

“Avalon continues to execute on our corporate strategy of building a pipeline of first-in-class drugs for Avalon and our partners,” stated Kenneth C. Carter, Ph.D., President and CEO. “Our Phase I and Phase II (a) clinical trials of AVN944 continue to demonstrate a strong safety profile and dose-dependant biologic activity and pharmacology. Through our proprietary AvalonRx® technology, we continue to advance our two key internal pre-clinical programs for inhibitors of the Beta-catenin and Aurora/Centrosome pathways and expect to nominate a development candidate for Beta-catenin in 2008. We are making good progress in our partnerships including our recently announced advancements in the Novartis collaboration that triggered a research support payment and our identification of hit compounds that affect the Hsp90 pathway for our ChemDiv collaboration.”

Conference Call & Webcast Information

Avalon will host a conference call on Thursday, March 20, 2008 at 8:30 a.m. Eastern Time, to discuss Avalon Pharmaceuticals’ financial results as well as the 2008 business outlook. Live audio of the conference call will be available to investors, news media and the general public by dialing 1-888-287-5529 (in the U.S.) or 719-457-2088 (internationally), and providing the participant pass code, 5811984. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.Avalonrx.com. An archived version of the webcast will be available for 30 days.

Recent Highlights

•	Patient enrollment continued in both the AVN944 Phase I clinical trial for hematological patients and the AVN944 Phase II (a) clinical trial for pancreatic patients.

•	Presentation of preliminary results from the AVN944 Phase I trial in adult Acute Myelogenous Leukemia (AML) patients that showed AVN944 is well tolerated in refractory AML patients, with drug exposure increasing at higher dose levels and patients experiencing reductions in blast cell counts. These data were presented at the American Society of Hematology (ASH) Annual Meeting.

•	An additional ASH presentation showed the small molecule compound family in the Company’s Beta-catenin pathway inhibitor program has potent inhibitory effects on Wnt/Beta-catenin signaling in Multiple Myeloma (MM) cells. The Beta-catenin pathway is activated in the majority of MM cells, and is known to play a critical role in Myeloma cell survival. The Company previously demonstrated that this compound family potently inhibits colorectal cancer cell growth.

•	The Company’s drug discovery collaboration with Novartis progressed to the next stage which triggered an undisclosed payment to Avalon for research support. In the current phase of this collaboration, the Company is characterizing compounds identified from the completed high-throughput screen.

•	The Company identified hit compounds that affect the Hsp90 pathway under its collaboration with ChemDiv.

•	Dr. Philip Frost, M.D., Ph.D., was appointed to the Company’s board of directors. Dr. Frost has extensive experience in drug discovery and development over a very successful career in industry and academia, including leading positions at Imclone, Wyeth, the University of Texas M.D. Anderson Cancer Center and the University of California, Irvine.

Company Expectations for 2008

The Company is advancing numerous programs in its strategy of building a pipeline of first-in-class drugs and is driving to attain the following goals in 2008.

•	Complete AVN944 Phase II(a) clinical trial (Pancreatic)

•	Initiate AVN944 Phase II(b) clinical trial (Pancreatic)

•	Complete AVN944 Phase I clinical trial (Hematological)

•	Name Beta-catenin development candidate and begin pre-IND enabling work

•	Name Aurora/Centrosome novel target

•	Partner AVN944 and/or the Beta-catenin program

•	Sign additional discovery partnership

Financial Results

Net loss was $5.1 million for the three months ended December 31, 2007 compared with $4.4 million in the last three months of 2006. For all of 2007, net loss was $21.7 million, compared with $17.1 million in 2006. Lower revenues and higher costs in the 2007 periods resulted in the higher losses in 2007.

Total costs and expenses from operations were $5.4 million in the fourth quarter of 2007, an increase of $0.1 million compared with the $5.3 million reported for the fourth quarter of 2006. Total costs and expenses were $23.6 million for 2007, compared with $20.9 million in 2006. The increases in 2007 were principally due to clinical trial costs related to AVN944.

No revenues were reported for the fourth quarter of 2007, compared with $0.7 million in the fourth quarter of 2006. Revenues for the full year of 2007 were $0.8 million, compared with $2.7 million in 2006. Revenues in 2007 were from the collaboration with Novartis Institutes for Biomedical Research. Revenues in 2006 were from collaborations with Novartis Institutes for Biomedical Research, MedImmune and the University of Louisville.

As of December 31, 2007, the Company had $28.5 million in cash, cash equivalents and marketable securities. Of that amount, $5.3 million was held in a restricted account to serve as collateral for long-term debt. Cash burn, defined as net cash used for all activities excluding cash raised in equity financings, was $4.9 million in the fourth quarter of 2007 and $20.3 million for all of 2007.

About Avalon Pharmaceuticals

Avalon is a biopharmaceutical company focused on the discovery, development and commercialization of first-in-class cancer therapeutics. Avalon’s lead product candidate, AVN944, an IMPDH inhibitor, is in Phase II clinical development. Avalon also has preclinical programs to develop inhibitors of the Beta-catenin and Aurora/Centrosome pathways, discovery programs for inhibitors of the Survivin and Myc pathways and partnerships with Merck, MedImmune, ChemDiv, Medarex, and Novartis. AvalonRx® is the company’s proprietary platform which is based on large-scale biomarker identification and monitoring, used to discover and develop therapeutics for pathways that have historically been characterized as “undruggable.”  Avalon is headquartered in Germantown, MD.

Forward Looking Statements

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to our expectations for 2008, progress in our drug discovery programs and our collaborations, and clinical progress in the development of AVN944. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties including the risk that the discovery programs and collaborations may not be successful and that AVN944 will not progress successfully in its clinical trials, we may not be successful in partnering any of our internal programs or in signing new discovery partnerships, and other risks described in our SEC filings. There can be no assurance that our development efforts will succeed, that AVN944 will receive required regulatory clearance or, even if such regulatory clearance is received, that any subsequent products will ultimately achieve commercial success. The information in this Release should be read in conjunction with the Risk Factors set forth in our 2006 Annual Report on Form 10-K and updates contained in subsequent filings we make with the SEC.

AVALON PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
( in thousands except for per share amounts)

	Three Months Ended	December 31,	Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2007	2006	2007	2006

Revenues	$-	$653	$809	$2,724
Costs and expenses:
Research and development	3,613	3,360	15,322	13,269
General and administrative	1,772	1,927	8,240	7,661
Total costs and expenses	5,385	5,287	23,562	20,930

Loss from operations	(5,385)	(4,634)	(22,753)	(18,206)
Total other income	271	243	1,080	1,104

Net loss	$(5,114)	$(4,391)	$(21,673)	$(17,102)

Net loss attributed to common stockholders
per common share — basic and diluted	$(0.30)	$(0.43)	$(1.42)	$(1.74)

Weighted average number of
common shares — basic and diluted	17,026,390	10,129,223	15,298,590	9,841,235

AVALON PHARMACEUTICALS, INC.
BALANCE SHEET INFORMATION
(in thousands)

	As of December 31,
	(unaudited)
ASSETS	2007	2006

Cash, cash equivalents and marketable securities	$23,250	$14,458
Restricted cash and securities	5,275	5,972
Property and equipment, net	7,325	8,923
Other assets, net	1,455	2,038
Total assets	$37,305	$31,391
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$4,685	$5,641
Long-term liabilities	6,446	7,876
Total stockholders’ equity	26,174	17,874
Total liabilities and stockholders’ equity	$37,305	$31,391

###